Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Pain Therapeutics, Inc. for the registration of common stock, preferred stock, depository shares, warrants, and debt securities and to the incorporation by reference therein of our report dated March 7, 2017, with respect to the consolidated financial statements of Pain Therapeutics, Inc., and the effectiveness of internal control over financial reporting of Pain Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

Austin, Texas

July 26, 2017